Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Tony Brausen	Chris Malecek
Vice President, Chief Financial Officer & Treasurer	Weber Shandwick Worldwide
Tennant Company	952-346-6181
763-540-1553

TENNANT FOURTH QUARTER EARNINGS PER SHARE UP 27% TO $0.56

Company Reports Fifth Consecutive Quarterly EPS Increase

MINNEAPOLIS, Minn., Feb. 5, 2004—Tennant Company (NYSE: TNC) today reported net earnings of $5.1 million, or $0.56 per diluted share, on net sales of $120 million for the fourth quarter ended December 31, 2003.  In the comparable 2002 period, the company reported net earnings of $4.0 million, or $0.44 per diluted share, on net sales of $113.8 million.

For the year ended December 31, 2003, Tennant reported net earnings of $14.2 million, or $1.56 per diluted share, on net sales of $454 million.  The company’s results for 2003 include two unusual items:  a gain of $0.20 per diluted share on previously deferred revenues of $6.4 million, which resulted from the amendment of a contract with a third-party lessor, and a charge of $0.14 per diluted share resulting from the dissolution of a joint venture.  Excluding these items, the company’s net earnings for 2003 were $13.6 million, or $1.50 per diluted share, on net sales of $447.6 million.

In 2002, Tennant reported net earnings of $8.3 million, or $0.91 per diluted share, on net sales of $424.2 million.  The company’s 2002 results include unusual charges totaling $3.6 million after tax, or $0.40 per diluted share, primarily relating to restructuring actions.  Excluding these charges, the company’s net earnings for 2002 were $11.9 million, or $1.31 per diluted share.

“We are pleased to be reporting a fifth consecutive quarter of year-over-year growth in earnings per share, helped by favorable foreign currency exchange effects, and a second consecutive quarter in which North American sales of equipment to industrial customers increased compared with the prior-year period,” said Janet M. Dolan, Tennant Company president and chief executive officer.  “For the full year, we saw a strong increase in cash flow as we benefited from our focus on economic profit, which helps drive better asset utilization and improved cash flows.” The company’s cash flow from operations increased by 59% compared with 2002.  Tennant generated $30.5 million in cash from operations, retired $5 million in debt and ended 2003 with cash and equivalents totaling $24.6 million, up 50% compared with the end of 2002.

“Overall, our financial performance is benefiting from our earlier investments in new product development and in expanding our sales and service coverage in Europe,” said Dolan.  “Demand from industrial sector customers strengthened late in the quarter. However, order volume within the quarter continued to be volatile.”

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For 2004, Tennant currently expects to report net earnings per share of $1.55 to $1.85.  This guidance includes an expected dilutive effect of up to $0.08 per share resulting from the company’s previously announced January 2004 acquisition of Walter-Broadley Machines Limited, a cleaning equipment company based in the United Kingdom.  All of the dilutive impact is expected to occur in the first half of 2004.  The acquisition is expected to be accretive to earnings per share in 2005.

“The range we are providing for our expected 2004 earnings reflects uncertainty regarding the timing and magnitude of a recovery in industrial sector capital spending, along with the difficulty of forecasting performance in a short-cycle business such as ours,” said Dolan.  “While the North American industrial economy appears to be growing again, the impact on orders for our industrial cleaning equipment has typically lagged the onset of recovery by one to two quarters.  In addition, budget constraints continue to dampen demand for cleaning equipment in the North American public sector. Overall, however, we believe Tennant is well positioned for profitable growth in 2004 and beyond.  We are encouraged by signs of growing demand among industrial customers and  we are looking forward to contributions from new products to be introduced in 2004.  Further ahead, we expect to continue to grow in Europe by building on the expanded base of business we added through our acquisition of Walter-Broadley.”

Review of Results

Compared with the 2002 fourth quarter, consolidated net sales for the 2003 fourth quarter increased 5.4%.  Favorable foreign currency exchange effects added about 5% to net sales for the quarter.  Higher sales in Europe and in Tennant’s other international markets more than offset a slight decline in fourth quarter sales in North America.

For the year, consolidated net sales increased 7%.  Excluding $6.4 million of previously deferred revenues recognized in the 2003 first quarter, consolidated net sales for 2003 increased 5.5% compared with 2002.  Favorable foreign currency exchange effects added about 5% to net sales in 2003.

Foreign currency exchange effects, primarily the weakness of the U.S. dollar compared with the Euro, yen and Canadian and Australian dollars, increased earnings per share by approximately $0.12 in the 2003 fourth quarter and by approximately $0.29 for the year.

Operating profit for the 2003 fourth quarter totaled $7.6 million, an increase of 13% from the 2002 fourth quarter.  The increase resulted primarily from revenue growth and the favorable effects of currency translations on gross profit.  For the full year, operating profit excluding unusual items totaled $21.7 million compared with $20.6 million in 2002.

In North America, sales for the 2003 fourth quarter totaled $82.1 million compared with $82.3 million in the 2002 fourth quarter.  Compared with the 2002 fourth quarter, sales of equipment to the industrial sector increased and service and aftermarket parts revenues also grew.  These increases were offset, however, by declines in sales of equipment for commercial cleaning and fewer Centurion™ deliveries.  As the company has previously explained, the 2002 fourth quarter benefited from shipments of cleaning equipment to commercial sector customers under two large orders received in 2002 and was also a very strong period for Centurion™ deliveries.  For the year, sales in North America totaled $319.7 million.  Excluding the $6.4 million in previously deferred revenues recognized in the 2003 first quarter, 2003 North American sales increased 0.4%.  Favorable foreign currency exchange effects added about 1% to net sales for both the quarter and the year.

In Europe, sales for the 2003 fourth quarter totaled $25.4 million, up 21% from $21 million in the 2002 fourth quarter.  Favorable foreign currency exchange effects added about 18% to net sales for the quarter. “While business conditions across Europe remain challenging, our expanded sales and service coverage is resulting in real volume growth,” said Dolan.  “Our January 2004 acquisition of Walter-Broadley should build on this success, doubling our revenue base in the United Kingdom and tripling the number of Tennant service representatives.”  For the year, sales in Europe totaled $88.8 million, up 20.5% from $73.7 million in 2002.  Favorable foreign currency exchange effects added about 19% to net sales in Europe in 2003.

Tennant’s export sales to other international markets for the 2003 fourth quarter totaled $12.5 million, up 19% from $10.5 million in the 2002 fourth quarter.  Favorable foreign currency exchange effects accounted for approximately 12% of the increase.  “This was our third consecutive quarter of solid volume growth in our other international markets,” said Dolan.  “In the fourth quarter, growth was particularly strong in Asia, excluding Japan, and in the Middle East.”  For the year, net sales to other international markets totaled $45.5 million, up 17.9% from $38.6 million in 2002.  Favorable foreign currency exchange effects added about 8% to net sales in 2003.

Order backlog at December 31, 2003, totaled $8 million, compared with $10 million at September 30, 2003 and $8 million at December 31, 2002.

Company Profile

Minneapolis-based Tennant Company (NYSE: TNC) is a world leader in designing, manufacturing and marketing solutions that help create a cleaner, safer world.  Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; and coatings for protecting, repairing and upgrading concrete floors.  Tennant’s global field service network is the most extensive in the industry.  Tennant has manufacturing operations in Minneapolis, Minn., Holland, Mich., Uden, The Netherlands and Northampton, United Kingdom and sells products directly in 15 countries and through distributors in more than 50 countries.  For more information, visit www.tennantco.com.

This news release contains statements that are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events.  Any such expectations or forecasts of future events are subject to a variety of factors.  These include factors that affect all businesses operating in a global market as well as matters specific to us and the markets we serve.  Particular risks and uncertainties presently facing us include:  the potential for soft markets in certain regions, including North America, Asia, Latin America and Europe; geo-political and economic uncertainty throughout the world; changes in tax laws and regulations; inflationary pressures; the potential for increased competition in our business; the relative strength of the U.S. dollar, which affects the cost of our products sold internationally; the success of new products; projections of future financial and operating results; successful integration of acquisitions; the ability to achieve operational efficiencies, including synergistic and other benefits of acquisitions; and our plans for growth.  We caution that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown.  For additional information about factors that could materially affect Tennant’s results, please see the company’s Securities and Exchange Commission filings.  Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

We do not undertake to update any forward-looking statement, and investors are advised to consult any further disclosures by us on this matter in our filings with the Securities and Exchange Commission and in other written statements we make from time to time.  It is not possible to anticipate or foresee all risk factors, and investors should not consider that any list of such factors to be an exhaustive or complete list of all risks or uncertainties.

Tennant will host a conference call to discuss its fourth quarter results today, February 5, 2004, at 10:00 a.m. Central Time.  The conference call will be available via webcast on the investor portion of Tennant’s Web site.  To listen to the call live on the Web, go to www.tennantco.com at least 15 minutes before the scheduled start time and, if necessary, download and install audio software.  A taped replay of the conference call will be available at www.tennantco.com for about two weeks after the call.

FINANCIAL TABLES FOLLOW

TENNANT COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED

	Three Months Ended December 31		Twelve Months Ended December 31
	2003	2002	2003			2002
(In millions, except per share data)	Reported	Reported	Reported	Unusual Items	Excluding Unusual Items	Reported	Unusual Items	Excluding Unusual Items
Net sales	$120.0	$113.8	$454.0	$6.4	$447.6	$424.2	$—	$424.2
Cost of sales	71.4	68.7	272.3	4.8	267.5	254.4	.5	253.9
Gross profit	48.6	45.1	181.7	1.6	180.1	169.8	(.5)	170.3
Gross margin	40.5%	39.6%	40.0%		40.2%	40.0%		40.1%

Research and development expenses	4.2	4.0	16.7	—	16.7	16.3	—	16.3
Selling and administrative expenses	36.8	34.4	142.3	.6	141.7	133.9	.5	133.4
Restructuring charges	—	—	—	—	—	4.0	4.0	—
Total operating expenses	41.0	38.4	159.0	.6	158.4	154.2	4.5	149.7

Profit (loss) from operations	7.6	6.7	22.7	1.0	21.7	15.6	(5.0)	20.6
Operating margin	6.3%	5.9%	5.0%		4.8%	3.7%		4.9%

Interest income (expense), net	.1	.4	.6	—	.6	.5	—	.5
Other income (expense)	(.1)	(.6)	(.8)	—	(.8)	(1.2)	—	(1.2)

Earnings (loss) before income taxes	7.6	6.5	22.5	1.0	21.5	14.9	(5.0)	19.9
Income tax expense (benefit)	2.5	2.5	8.3	.4	7.9	6.6	(1.4)	8.0

Net earnings (loss)	$5.1	$4.0	$14.2	$.6	$13.6	$8.3	$(3.6)	$11.9

Basic EPS	$0.57	$0.44	$1.58	$0.06	$1.52	$0.92	$(0.40)	$1.32

Diluted EPS	$0.56	$0.44	$1.56	$0.06	$1.50	$0.91	$(0.40)	$1.31

Average number of shares (diluted)	9.07	9.00	9.06		9.06	9.05		9.05

TENNANT COMPANY AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS - UNAUDITED

(In millions)	2003 Dec. 31	2002 Dec. 31

ASSETS

Cash and cash equivalents	$24.6	$16.4
Net receivables	85.6	77.8
Inventories	54.7	58.9
Deferred income taxes and other current assets	11.5	9.8

Total current assets	176.4	162.9

Net property, plant, and equipment	61.1	69.1
Deferred income taxes, long-term portion	1.6	3.7
Intangible assets	17.8	17.7
Other assets	2.0	2.8

Total assets	$258.9	$256.2

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current debt	$1.0	$15.0
Accounts payable, accrued expenses and deferred revenue	58.5	55.4

Total current liabilities	59.5	70.4

Long-term debt	6.3	5.0
Long-term employee benefits	27.5	26.7
Shareholders’ equity	165.6	154.1

Total liabilities and shareholders’ Equity	$258.9	$256.2

GEOGRAPHICAL NET SALES – UNAUDITED(1)

	Three Months Ended December 31			Twelve Months Ended December 31
(In millions)	2003	2002	% of Change	2003	2002	% of Change
North America(2)	$82.1	$82.3	(0.2)%	$319.7	$311.9	2.5%
Europe	25.4	21.0	21.0%	88.8	73.7	20.5%
Other International	12.5	10.5	19.0%	45.5	38.6	17.9%

Total(3)	$120.0	$113.8	5.4%	$454.0	$424.2	7.0%

(1)          Net of intercompany sales.

(2)          First quarter 2003 North America net sales include $6.4 million related to an amendment of a contract with a third-party lessor.  This revenue had previously been deferred.

(3)          Excluding the benefits from the $6.4 million impact of the third-party lessor contract amendment, total year-to-date net sales increased 5.5%.

TENNANT COMPANY AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS - UNAUDITED

	Twelve Months Ended December 31
(In millions)	2003	2002
CASH FLOWS RELATED TO OPERATING ACTIVITIES:
Net earnings	$14.2	$8.3

Adjustments to net earnings to arrive at operating cash flows:
Depreciation and amortization	13.9	16.9
Deferred tax expense (benefit)	.8	1.2
Changes in operating assets and liabilities	2.7	(8.9)
Other, net	(1.1)	1.7
Net cash flows related to operating activities	30.5	19.2

CASH FLOWS RELATED TO INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(10.5)	(13.1)
Proceeds from disposals of property, plant and equipment	4.1	2.7
Net cash flows related to investing activities	(6.4)	(10.4)

CASH FLOWS RELATED TO FINANCING ACTIVITIES:
Net changes in short-term borrowings	(3.3)	(6.7)
Issuance (payments) of long-term borrowings	(5.0)	—
Proceeds from employee stock issuances	1.6	1.5
Purchase of common stock	(2.7)	(4.6)
Dividends to shareholders	(7.5)	(7.4)
Principal payment from ESOP	1.1	1.0
Net cash flows related to financing activities	(15.8)	(16.2)

Effect of exchange rates on cash	(.1)	—

Net increase (decrease) in cash and cash equivalents	8.2	(7.4)

Cash and cash equivalents at beginning of year	16.4	23.8

Cash and cash equivalents at end of period	$24.6	$16.4